Exhibit 10.55

SECURITIES INDUSTRY AUTOMATION CORPORATION

SUPPLEMENTAL INCENTIVE PLAN

As Amended and Restated Effective

January 1, 2008

1.

INTRODUCTION

1.1.	This instrument sets forth the terms and conditions of the Securities Industry Automation Corporation Supplemental Incentive Plan (the “Plan”), as amended and restated effective January 1, 2008. The Plan was adopted effective January 1, 1999 and was amended and restated effective January 1, 2002. The Plan was thereafter amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of this amendment and restatement is to bring the Plan into compliance with final regulations under Section 409A of the Code and to update the administrative provisions of the Plan.

1.2.	The purpose of the Plan is to provide supplemental incentive benefits to, or on account of, certain employees of the Employer, as defined herein, who meet the eligibility requirements of the Plan. It is intended that the Plan shall aid the Employer in retaining and attracting employees whose abilities, experience and judgment can contribute to the continued progress of the Employer. The Plan is being maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employer.

1.3.	The benefits of any Participant, as defined herein, who incurred a Separation from Service, as defined herein, prior to January 1, 2008, or the surviving Beneficiary, as defined herein, of any deceased Participant who died prior to January 1, 2008, shall be governed under the terms of the Plan in existence at the time of the Participant’s Separation from Service (including as a result of death), except as otherwise specifically provided in the Plan. Notwithstanding the foregoing, the form and timing of distribution of any benefits under the Plan to any individual which commence on or after January 1, 2008 shall be determined under the provisions of this Plan.

2.

DEFINITIONS

2.1.	“Account” means the bookkeeping account established for a Participant under the Plan and to which Contributions with respect to such Participant are credited from time to time, as adjusted from time to time as provided in the Plan.

2.2.	“Administrator” means the person or persons so designated and acting under Section 4 of the Plan.

2.3.	“Affiliated Company” means The Depository Trust & Clearing Corporation, The Depository Trust Company, National Securities Clearing Corporation, New York Stock Exchange, Inc., and/or the American Stock Exchange LLC; provided, however, that any of the foregoing companies shall cease to be an Affiliated Company if it becomes a member of the NYSE Controlled Group.

2.4.	“Annual Incentive Award” means the total annual incentive award, if any, paid on or before March 31, 2006 to a Participant or deferred by a Participant under the Securities

Industry Automation Corporation Supplemental Executive Savings Plan, as amended from time to time, with respect to a Plan Year pursuant to the annual incentive award program applicable to such Participant.

2.5.	“Base Salary” means the base salary of a Participant from the Employer during any Plan Year without regard to reduction therein pursuant to any salary reduction agreement then in effect under any plan or agreement sponsored by the Employer.

2.6.	“Beneficiary” means the person or persons designated by the Participant on his or her most recent Distribution Option Election Form to receive any death benefits payable under the Plan.

2.7.	“Board” means the Board of Directors of NYSE.

2.8.	“Code” means the Internal Revenue Code of 1986, as amended.

2.9.	“Committee” means the Committee designated by the NYSE to act under the Plan in the manner herein set forth herein.

2.10.	“Contribution” means a bookkeeping entry to a Participant’s Account in an amount determined pursuant to Section 6 of the Plan.

2.11.	“Distribution Option Election Form” means the form provided by the Administrator and completed by the Participant indicating the form in which such Participant’s benefit shall be distributed and designating such Participant’s Beneficiary. Beneficiary designations shall be made in accordance with Section 16.

2.12.	“Eligible Commission” means 100% of the commissions which Sector, Inc. pays on or before March 31, 2006 to any commission eligible employee for a Plan Year, but not in excess of 40% of his or her annualized rate of Base Salary as of the last day of the prior Plan Year; provided, however, that in a Participant’s initial year of employment, Eligible Commissions shall not exceed 40% of such Participant’s annualized rate of Base Salary as of the last day of the Plan Year in which such Participant was initially employed.

2.13.	“Eligible Employee” means (1) any employee of the Employer who as of the last day of the Plan Year had the title of vice president, (2) any non-officer employee of an Employer who as of the last day of the Plan Year had a Base Salary at least equal to the control point of the salary range of the highest non-officer salary grade for the Plan Year, or (3) any commission eligible employee of Sector, Inc. whose aggregate Base Salary and Eligible Commissions as of the last day of the Plan Year were at least equal to the control point of the salary range of the highest non-officer salary grade for the Plan Year. Notwithstanding the foregoing provisions of this Section 2.13, the term “Eligible Employee” shall not include any consultant, Leased Employee (within the meaning of Section 414(n) of the Code) or any other individual providing services to the Employer who is not included on the payroll records of the Employer as an employee (regardless of whether that individual would otherwise be required to be treated as an employee for any other reason).

In the event it is determined that a Participant has failed to meet the eligibility requirements for a Plan Year, such Participant shall continue to participate in the Plan, but no Contribution will be made on behalf of such Participant pursuant to Section 6 of the Plan for such Plan Year.

2.14.	“Employer” means NYSE on or after November 1, 2006 and prior to November 1, 2006, SIAC and/or Sector, Inc.

2.15.	“NYSE” means NYSE Group, Inc. and any successor by merger, consolidation, purchase or otherwise.

2.16.	“NYSE Controlled Group” shall mean NYSE and any corporation which is a member of a controlled group of corporations (as defined in Code Section on 414(b)) which includes NYSE and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with NYSE.

2.17.	“Participant” means (i) an Eligible Employee covered under the Plan in accordance with Section 3, (ii) any individual with an Account balance under the Plan who ceased being an Eligible Employee by reason of his or her transfer from the NYSE Controlled Group to an Affiliated Company and (iii) an individual with a vested Account balance under the Plan pursuant to Section 7.1 hereof.

2.18.	“Plan” means the Securities Industry Automation Corporation Supplemental Incentive Plan, as set forth herein and as amended from time to time.

2.19.	“Plan Year” means the calendar year in which a Participant’s Annual Incentive Award is earned, or if applicable, the calendar year in which a Participant’s Eligible Commission is earned.

2.20.	Separation from Service” shall mean the termination of employment of an Employee with the NYSE Controlled Group for any reason whatsoever, including but not limited to death, Total Disability, retirement, resignation or involuntary termination, provided, that, such employment termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations issued thereunder.

2.21.	“Specified Employee” shall mean a Participant who, as of the date of his Separation from Service, is a key employee (as defined under Code Section 416(i)(1)(A)(i), (ii) or (iii) but determined without reference to Code Section 416(i)(5)) of the Employer, as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder. The status of a Participant as a Specified Employee during the Measurement Period (defined herein) shall be determined annually on December 31st of the Plan Year immediately preceding the Measurement Period (“Identification Date”). The Measurement Period shall be the twelve (12) month period beginning on the April 1st succeeding the Identification Date for which it relates and ending on the March 31st of the following Plan Year.

2.22.	“Total Disability” shall mean an incapacity for which the Participant is (a) receiving, for a period of at least three months, disability benefits under the NYSE’s Long Term Disability Plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than twelve (12) months, (b) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and would be eligible to receive benefits under NYSE’s Long Term Disability Plan if he or she participated in such plan or (c) for which the Participant is receiving Social Security disability benefits.

2.23.	“Year of Service” shall mean an uninterrupted period of twelve months in which a Participant is employed by an Employer or an Affiliated Company, commencing on such Participant’s first day of such employment; provided, however, that if a Participant transfers from the Employer to an Affiliated Company, a Year of Service shall include such Participant’s service with the Affiliated Company only if such Participant has not incurred a Separation from Service prior to becoming an employee of the Affiliated Company and only if such transfer from the NYSE Controlled Group to an Affiliated Company occurred prior to January 1, 2008.

3.

ELIGIBILITY

3.1.	Participation in the Plan shall be solely within the discretion of the Employer. Unless otherwise provided by the Employer, each Eligible Employee is a Participant in the Plan. No employee shall become a Participant in the Plan on or after March 31, 2006.

4.

ADMINISTRATION

4.1	The Administrator and the Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan. Interpretations and constructions of the Plan made by the Administrator and the Committee and actions taken thereunder, made in their sole discretion, including any valuation of the benefit under the Plan, any determination under this Section 4 or under Section 18, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons for all persons. Neither the Administrator nor any member of the Committee (or any designee of the Committee) shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. To the extent that a form prescribed by the Committee (or its designee) to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee (or its designee) pursuant to the authority granted to the Committee under the Plan.

4.2	The Plan shall be subject to, and administered in accordance with, the Rules of Operation and Administration of the NYSE Group, Inc. and Affiliates NonQualified Deferred Compensation Plans, the provisions of which are attached hereto as Exhibit A.

4.2	All fees and expenses incurred in administering the Plan will be paid by the NYSE.

4.3	All elections and other actions required or permitted by Participants under the Plan shall be made in writing on the Distribution Option Election Form or in such other manner as the Administrator may prescribe from time to time. A Distribution Option Election Form shall be effective only if received and approved by the Administrator.

4.4	The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan. The Committee, in its discretion, may delegate its authority hereunder to one or more Employees of the Employer for purposes of handling the day-to-day administration of the Plan.

5.

PARTICIPANT ACCOUNTS

5.1.	The Administrator shall establish as a bookkeeping entry an individual Account for each Participant under the Plan. Thereafter, the Administrator shall credit each Participant’s Account with all Contributions under the Plan with respect to the Participant and earnings and/or losses pursuant to Section 9 below.

6.

CONTRIBUTIONS

6.1.	As soon as practicable after the Annual Incentive Award with respect to a Plan Year is paid, each Employer shall credit the Account of each of its own Participants who were Eligible Employees on the last day of such Plan Year with a Contribution in an amount determined as follows:

(a)	If, as of the last day of such Plan Year, the Participant had the title of vice president of the Employer, the Employer shall make a Contribution to such Participant’s Account equal to 10% of such Participant’s Annual Incentive Award for such Plan Year.

(b)	If, as of the last day of such Plan Year, the Participant is not a commission eligible employee of Sector, Inc. and has a title other than vice president of the Employer, the Employer shall make a Contribution to such Participant’s Account equal to 8% of such Participant’s Annual Incentive Award for such Plan Year.

(c)	If, as of the last day of the Plan Year, the Participant is a commission eligible employee of Sector, Inc., the Employer shall make a Contribution to such Participant’s Account equal to 8% of such Participant’s Eligible Commission for such Plan Year.

However, if on the last day of any Plan Year a Participant is an Eligible employee of both SIAC and Sector, Inc. and is not a commission eligible employee of Sector, Inc., the Contribution to such Participant’s Account shall be made by the Employer paying such Annual Incentive Award.

No Participant contributions to the Plan are required or permitted.

Notwithstanding the foregoing, no credit shall be made to the Account of a Participant with respect to an Annual Incentive Award or Eligible Commission paid to a Participant after March 31, 2006.

7.

VESTING

(a)	Subject to Section 7.2 below, each Participant’s Account shall become vested upon the first to occur of the following:

(1)	The Participant’s attainment of age 65 while in the service of the NYSE Controlled Group;

(2)	The Participant’s attainment of age 50 with 20 Years of Service;

(3)	The Participant’s attainment of age 55 with 5 Years of Service; or

(4)	The Participant’s Separation From Service by reason of death or Total Disability.

(b)	Notwithstanding the foregoing, amounts credited to a Participant’s Account after May 18, 2005 shall, subject to Section 7.2, become vested upon the first to occur of the following:

(1)	The Participant’s attainment of age 65 while in the service of an Employer or, if the Participant transferred employment directly to an Affiliated Company, while in the service of an Affiliated Company;

(2)	10 years after the date the amount is credited to the Participant’s Account;

(3)	The Participant’s attainment of age 55 with 10 Years of Service; or

(4)	The Participant’s Separation From Service by reason of death or Total Disability;

provided, however, that this Section 7.1(b) shall be null and void as of December 2, 2005.

(c)

Subject to Section 7.2 below, the Account of each Participant who terminates employment by reason of a transfer of employment without intermediate employment to an Affiliated Company prior to January 1, 2008 and who is in the employment of an Affiliated Company as of December 31, 2007 shall become vested in his or her Account as of December 31, 2007. Each Participant who

terminates employment by reason of a transfer of employment (with or without intermediate employment) to an Affiliated Company on or after January 1, 2008 and who is not vested in his or her Account as of transfer of employment shall forfeit his or her Account.

7.2.	If a Participant is promoted to the position of senior vice president of the Employer, or any position higher than that of senior vice president, the Administrator shall calculate:

(a)	such Participant’s lump-sum benefit under the Securities Industry Automation Corporation Supplemental Executive Retirement Plan, as amended from time to time (the “SERP”), recognizing the applicable percentage of his or her Incentive Award (as that term is defined in the SERP (the “Incentive Award”) as determined under the SERP;

(b)	such Participant’s limp-sum benefit under the SERP determined without regard to the applicable percentage of his or her Incentive Award; and

(c)	the difference between the amount determined under Section 7.2(a) and the amount determined under Section 7.2(b) above.

In determining the lump sum amounts under (a) and (b) above, the interest rate and mortality rate assumptions shall be the interest rate and mortality rate assumptions which would apply under the SERP if the Participant had been terminated on the date of his promotion. In addition, a lump sum amount calculated under (a) or (b) above shall be equal to the present value of the SERP benefit which would be paid at age 65 if such Participant were vested and terminated on his promotion date.

If the amount determined pursuant to Section 7.2(c) above exceeds such Participant’s Account balance as of the date of such promotion, such Participant shall no longer be entitled to any benefit under the Plan regardless of his or her vested status under Section 7.1 above and such Participant’s Account balance shall be forfeited to the Employer. If the amount determined pursuant to Section 7.2(c) above is less than the balance of such Participant’s Account as of the date of such promotion, such Participant shall no longer be entitled to any benefit under the Plan regardless of his or her vested status under Section 7.1 above, and the Employer shall make a one-time contribution to such Participant’s account under the Securities Industry Automation Corporation Supplemental Executive Savings Plan, as amended from time to time, equal to the difference between such Participant’s Account balance on the date of such promotion and the amount determined pursuant to Section 7.2(c) above.

Notwithstanding the foregoing, this Section 7.2 shall be null and void effective as of May 18, 2005; provided, however, that no amount shall be transferred to the Securities Industry Automation Corporation Supplemental Executive Savings Plan pursuant to this Section 7.2 in Plan Years beginning on or after January 1, 2005.

8.

INVESTMENT OF ACCOUNTS

8.1.

During and for each Plan Year, the balances in each Participant’s Account will be deemed to be invested as of the date Contributions are credited to such Account under the Plan in such investment vehicle(s) as selected by the NYSE in its sole discretion. The NYSE shall, in its sole discretion, have the right at any time and from time to time to change the investment vehicle(s) or to offer Participants the ability to direct, subject to rules and procedures established by the Administrator, the deemed investment of their respective Accounts among the investment vehicle(s) designated at any time and from time to time by the NYSE in its sole discretion.

8.2.	At the end of each calendar month, or such other period as the Administrator shall determine in its sole discretion, each Participant’s Account shall be adjusted pursuant to Section 9 and such adjusted Account balance shall then be reinvested for the immediately succeeding calendar month, or other applicable period.

9.

VALUATION

9.1.	At the end of each calendar month (or more frequently as the Administrator, in its sole discretion, shall direct), the balance in the Account of each Participant shall be determined by the Administrator, taking into account any increase therein resulting from Contributions for such calendar month (or other valuation period) under Section 6, if any, and any earnings or losses attributable to such Participant’s existing Account balance and any decrease therein resulting from the distribution to such Participant, or such Participant’s Beneficiary(ies), of any portion of such Account pursuant to Section 10 below. The balance determined as of the end of each Plan Year shall be communicated in writing to each Participant or Benefitiary(ies) if applicable, as soon as practicable after the end of each Plan Year.

10.

DISTRIBUTIONS

10.1.	Distributions on Separation from Service other than by Death.

(a)	The Account of a Participant who incurs a Separation from Service on or after January 1, 2007 shall be distributed upon his or her Separation From Service in 10 annual installments, commencing on the first day of the month coincident with or next following the date on which such Separation from Service occurs. Each annual installment will be determined by dividing the value of such Participant’s Account at the time of the distribution by the number of remaining unpaid annual installments. Each subsequent installment shall be paid on the annual anniversary date of the first installment, until 10 annual installments have been paid.

(b)	Each Participant who incurs a Separation from Service before January 1, 2007 may select from one of the following Separation from Service distribution options under the Plan:

(1)	A lump sum payment on the first day of the month next following the date on which the Participant’s Separation From Service occurs;

(2)	A deferred lump sum payment payable on the first day of the month next following the date on which the first anniversary of the Participant’s Separation from Service occurs;

(3)	Annual installments over a period of 2, 3, 4, 5, or 10 years, commencing on the first day of the month next following the date on which such Separation from Service occurred. Each annual installment will be determined by dividing the value of such Participant’s Account at the time of the distribution by the number of remaining unpaid annual installments. Each subsequent installment shall be paid on the annual anniversary date of the first installment, until the number of annual installments elected by the Participant have been paid; or

(4)	Deferred annual installments over a period of 2, 3, 4, 5 or 10 years, commencing on the first anniversary of the first day of the month next following the date on which such Separation from Service occurred. Each annual installment will be determined by dividing the value of such Participant’s Account at the time of the distribution by the number of remaining unpaid annual installments. Each subsequent installment shall be paid on the annual anniversary date of the first installment, until the number of annual installments elected by the Participant have been paid.

(c)	(1)	In the case of a Specified Employee who incurs a Separation from Service on or after November 1, 2006, unless the termination is due to death or Total Disability, distribution of his or her benefits shall commence on the later of (i) the first day of the calendar month which is at least six (6) calendar months after such Separation from Service or (ii) the otherwise applicable date determined pursuant to the foregoing provisions of this Section. The first installment shall include any payments which would otherwise have been made under the provisions of the Plan had the Participant not been a Specified Employee.

(2)	If a Participant not described in subparagraph (c)(1) above who is an officer of the Employer or of another member of the NYSE Controlled Group incurs a Separation from Service (other than by death or Total Disability) on or after November 1, 2006 and before January 1, 2008, distribution of his or her benefits shall commence on the later of (i) the first day of the first calendar month which is at least six (6) calendar months after such Separation from Service or (ii) the otherwise applicable date determined pursuant to the foregoing provisions of this Section. The first installment shall include any payments which would otherwise have been made under the provisions of the Plan had the Participant not been an officer of the Employer or of another member of the NYSE Controlled Group.

(3)	Notwithstanding the foregoing, the amendments to this Section 10.1(c) shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008 prior to the amendments made by this Section 10.1(c).

(d)	In the case of a Participant who incurs a Separation from Service on or after January 1, 2007, in the event of his or her death after his or her Separation From Service, the death benefit payable to the Participant’s Beneficiary shall be annual installments equal to 10 minus the number of annual installments (if any) paid to the Participant prior to his or her death. Any payments to the Beneficiary shall be made at the same time as such payments would have been made to the Participant had the Participant survived.

(e)	In the case of a Participant who incurs a Separation from Service before January 1, 2007, in the event of his or her death after his or her Separation From Service, any balance remaining in such Participant’s Account on the date of his or her death shall be distributed to his or her Beneficiary in accordance with the distribution option selected by such Participant for distributions to himself or herself on the most recent Distribution Option Election Form filed by such Participant prior to the date of his or her Separation From Service.

10.2.	Pre-Separation From Service Death Benefits.

In the case of a Participant who dies prior to his or her Separation from Service and on or after January 1, 2007, the death benefit payable hereunder shall be in 10 annual installments, commencing on the first day of the month coincident with or next following the date of the Participant’s death. Each annual installment will be determined by dividing the value of such Participant’s Account at the time of the distribution by the number of remaining unpaid annual installments.

In the case of a Participant who dies prior to his or her Separation from Service and before January 1, 2007, any balance remaining in such Participant’s Account on the date of his or her death shall be distributed to his or her Beneficiary in accordance with the distribution option selected by such Participant for distributions to himself or herself on the most recent Distribution Option Election Form filed by such Participant prior to the date of his or her Separation From Service. If a Participant has not selected a distribution option prior to the date of his or her death, such Participant’s Account shall be distributed in a lump sum on the first day of the month following the Participant’s death.

10.3.	De Minimis Lump Sum.

(a)

Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2005, if the value of (a) a Participant’s vested Account under the Plan and (b) his or her vested accounts under all other non-qualified, defined contribution deferred compensation plans of members of the NYSE Controlled Group attributable to contributions made by members of the NYSE Controlled Group, other than contributions made at the election of the Participant, is less than the limitation under Section 402(g)(1)(B) of the Code ($15,500 for 2008 and $16,500 for 2009) for the year of his or her Separation from Service, then upon his or her Separation From Service, such vested Account shall be distributed to the Participant (c) if such Participant is not a Specified Employee. in a lump sum amount on the first day of the month coincident with or next following such

Separation From Service, and (d) unless the termination is due to death or Total Disability, if the Participant is a Specified Employee, in a single lump sum amount as of the first day of the first calendar month which is at least six (6) months after such Participant’s Separation From Service.

(b)	Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2005, if the value (a) of the Participant’s Account under the Plan and (b) his or her vested accounts under all other non-qualified, defined contribution deferred compensation plans of members of the NYSE Controlled Group attributable to contributions made by members of the NYSE Controlled Group, other than contributions made at the election of the Participant, to be distributed to a Beneficiary upon the death of a Participant has a value of less than the limitation under Section 402(g)(1)(B) of the Code ($15,500 for 2008 and $16,500 for 2009) for the year of the Participant’s death, such Account shall be distributed in a single lump sum amount on the first day of the month coincident with or next following the Participant’s death.

(c)	This Section 10.3 shall not apply to any Participant unless the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan and all other non-qualified, defined contribution deferred compensation plans of members of the NYSE Controlled Group attributable to contributions made by members of the NYSE Controlled Group, other than contributions made at the election of the Participant.

10.4.	Effect of Domestic Relations Order. Notwithstanding any other provision of the Plan to the contrary, to the extent permitted by Section 409A of the Code, the time of payment or schedule of payment of a benefit may be accelerated to the extent required by a domestic relations order (as defined in Section 414(p)(1)(B) of the Code); provided that such payment is required to be made to an individual other than the Participant.

10.5.	Distribution After Transfer to Affiliated Company Prior to January 1, 2008. Pursuant to the Preamble to the final regulations issued under Code Section 409A and Notice 2007-86 and notwithstanding any other provisions of the Plan to the contrary, a Participant who transferred employment to an Affiliated Company without intermediate employment prior to January 1, 2008 and who is vested in his or her Account as of December 31, 2007 shall receive distribution (in the form of 10 annual installments as described in Section 10.1(a) or as a lump sum as described in Section 10.3, as applicable) of his or her Account as soon as administratively practicable after January 1, 2008, but in no event later than 90 days after January 1, 2008, unless the provisions of those sections related to Specified Employees apply, in which case the distributions shall be in accordance with the provisions of those sections applicable to Specified Employees.

11.

AMENDMENT OR TERMINATION

11.1.

The Plan may be amended, modified or terminated at any time by the Board, (or a duly authorized committee thereof) or a person designated by the Board; provided that no such amendment, modification or termination shall reduce a Participant’s vested Account balance or materially adversely affect the distribution schedule of any Participant’s Account as of the effective date of any such amendment, modification or termination without the consent of the Participant (or, if the Participant is deceased, his or her Beneficiary(ies)). Upon termination of the Plan, distributions may be made in accordance with the provisions of the Plan as if no such termination had occurred. Any distributions at any other time or in any other form following termination of the Plan shall be permitted only to the extent permissible under Section 409A of the Code and Treasury regulations and other applicable guidance issued under Section 409A.

12.

NATURE OF OBLIGATIONS OF NYSE

12.1.	NYSE will make all benefit payments under the Plan to Participants or, if applicable, Beneficiaries. No funds or assets of the Employer or any Affiliated Company will be segregated or physically set aside with respect to the Plan.

12.2.	Notwithstanding the foregoing, the Employer may contribute assets to a trust fund in order to assist the Employer in paying some or all benefits to Participants and/or their Beneficiaries. However, the Employer will attempt to ensure that no funds or assets shall be segregated or physically set aside with respect to the Employer’s obligations under the Plan in a manner which would cause the Plan to be “funded” for purposes of ERISA and/or the Internal Revenue Code. This Plan shall be maintained to provide supplemental retirement benefits for a select group of management and highly compensated employees. Any Participant’s Account under the Plan is maintained for recordkeeping purposes only and is not to be considered as funded for tax or ERISA purposes. If the Employer establishes a trust fund in connection with the Plan, the assets of such trust fund shall be subject to the claims of the general creditors of the Employer in the event that the Employer becomes insolvent.

12.3.	A Participant or Beneficiary, where applicable, will not have any interest in any specific asset of the Employer, any member of the NYSE Controlled Group or any Affiliated Company as a result of the Plan. The only right of a Participant or Beneficiary to receive benefits under the Plan will be that of an unsecured general creditor of the Employer.

13.

NON-ASSIGNMENT OF INTEREST

13.1.	Except as may be required by law, benefits payable under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge. Any attempt to do so shall be void; nor shall any amount in any manner be subject to any claims for the debts, contracts, liabilities, engagements or torts of the Participant (or the Participant’s Beneficiary or personal representative) entitled to such benefit. No Participant shall be entitled to borrow at any time any portion of the Participant’s Account balance under the Plan.

14.

NOT AN EMPLOYMENT CONTRACT

14.1.	The existence of this Plan and/or participation in it shall not create any right of the Participant to continue in the employ of the NYSE Controlled Group and/or any Affiliated Company for any specific length of time.

15.

WITHHOLDING

15.1.	All benefits payable under the Plan shall be subject to applicable Federal, foreign, state, local, income, or other taxes imposed in accordance with applicable law. The Participants, their Beneficiaries and personal representatives shall bear any and all Federal, foreign, state, local, income, or other taxes imposed in accordance with applicable law on amounts credited and/or paid under the Plan. The Employer shall have the right to deduct from any payment or settlement under the Plan or from any other compensation payable by an Employer to a Participant, any Federal, foreign, state, local, income, or other taxes of any land which the Administrator, in its sole discretion, deems necessary to be withheld to comply with any applicable law, rule or regulation.

15.2.	The Administrator may accelerate payment to Participants under the Plan to provide for the payment of employment taxes under the Federal Insurance Contributions Act (FICA) incurred with respect to the Plan and federal, state or local income and withholding taxes as a result of the payment of such FICA amount, up to the amount of such taxes due, as provided in Treasury Regulation 1.409A-3(j)(4)(vi) and other applicable guidance under Section 409A.

16.

DESIGNATION OF BENEFICIARY(IES)

16.1.	Each Participant under the Plan shall designate a Beneficiary or Beneficiaries to receive any payment which under the terms of the Plan becomes payable on, after or as a result of the Participant’s death on his or her Distribution Option Election Form. At any time prior to the Participant’s death, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary(ies). Any such designation, change or cancellation must be on a Distribution Option Election Form and shall not be effective until received and approved by the Administrator. If no Beneficiary(ies) has been designated by a deceased Participant, or if the designated Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If the Participant designates more than one Beneficiary, any payments under the Plan to such Beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

17.

SEVERABILITY OF PROVISIONS

17.1.	In the event any provision of the Plan is determined to be invalid or unenforceable, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid. The Plan shall be binding upon and inure to the benefit of (a) the Employer and its respective successors and assigns, and (b) each Participant, his or her designees and estate. Nothing in the Plan shall preclude the Employers or any Affiliated Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, or engaging in any other corporate transaction.

18.

CLAIMS PROCEDURES

18.1.	The Committee shall appoint an administrator (“Administrator”) who shall have the authority and discretion to determine all initial claims for benefits under the Plan by Participants or their Beneficiaries based on the Plan documents. Within ninety (90) days after receiving a claim (or within forty-five (45) days if the claim involves a determination of Total Disability (“Disability Claim”)), the Administrator shall notify the Participant or Beneficiary of his decision in writing, giving the reasons for the decision, if adverse to the claimant, and the other required information specified in this Section 16. The 90-day period may be extended for up to one hundred and eighty (180) days (or in the case of a Disability Claim, for seventy-five (75) days or up to a maximum of one hundred and five (105) days), if the claimant is notified of the need for additional time, including notification of the reason for the delay. Notification of the need for an extension shall be provided by the Administrator to the claimant prior to the end of the initial 90-day period or initial 45-day period in the case of a Disability Claim. If the decision is adverse to the claimant, the Administrator shall advise the claimant of the specific reason(s) for the denial, the Plan provisions involved, of any additional information or material that he must provide to perfect his claim and why, and of his right to request a review of the decision, the procedures to be followed and the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination.

18.2.	A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days (or within one hundred and eighty days (180) days, if a Disability Claim) after receipt of the decision. The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments. In the case of a Disability Claim, if the Administrator is also a member of the Committee, such Administrator shall not be permitted to review the appeal of such claim.

18.3.

Within sixty (60) days (or within forty-five (45) days if a Disability Claim), after receiving a request for review, the Committee shall notify the claimant in writing of (i) its decision; (ii) the specific reasons for the adverse benefit determination, with references to the specific Plan provisions upon which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the Committee determines that additional time is needed to review the claim, the initial 60-day period (or initial 45-day period in the case of a Disability Claim) may be extended by 60 days from the end of the initial 60-day period or, in the case of a Disability Claim, by 45 days from the end of the initial 45-day period. The extension notice will indicate the special circumstances requiring the extension and will indicate the date by which the Committee expects to make a determination upon review.

18.4.	The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with Section 503 of ERISA, and the regulations issued thereunder (“ERISA Claims Procedure Rules”). For the avoidance of doubt, the provisions of the ERISA Claims Procedure Rules are incorporated herein by reference.

19.

GOVERNING LAW AND INTERPRETATION

19.1.	To the extent legally required, the Code and ERISA shall govern this Plan, and, if any provision hereof is in violation of any applicable requirement of the Code or ERISA, the Board reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of New York, without regard to the principles of conflict of laws thereof. This Plan shall not be interpreted as either an employment or trust agreement.

20.

OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS

20.1.	Payments and other benefits received by a Participant under the Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Employer or any Affiliated Company.

21.

NON-EXCLUSIVITY

21.1.	The adoption of this Plan by the Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

22.

COMPLIANCE

22.1.

Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

Accordingly, the NYSE reserves the right through the action of the Committee to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of an excise tax under Section 409A on any payment to be made hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A of the Code.

23.

HEADINGS AND CAPTIONS

23.1.	The headings and captions herein are provided for reference and convenience only. They shall not be considered a part of the Plan and shall not be employed in the construction of the Plan.

24.

GENDER AND NUMBER

24.1.	Wherever used in this Plan, the masculine shall be deemed to include the feminime and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the NYSE Group, Inc. has executed this amended and restated Plan on this 22nd day of December, 2008.

NYSE GROUP, INC.

By:	Leroy M. Whitaker, Senior Vice-President

EXHIBIT A

RULES OF OPERATION AND ADMINISTRATION OF THE

NYSE GROUP, INC. AND AFFILIATES

NONQUALIFIED DEFERRED COMPENSATION PLANS

(As Amended and Restated Effective December 10, 2008)

1.	Plans Covered by the Rules.

The term “Subject Plan” as used herein shall refer to the nonqualified deferred compensation plans sponsored by the NYSE Group, Inc. and its affiliates, listed on Exhibit 1 attached hereto.

Any reference to a “Subject Plan” herein shall be deemed to include, unless the context clearly requires otherwise, any related contract or similar agreement, and any other documents or instruments comprising a part of such plan. The term “Rules” refers to the Rules of Operation and Administration as set forth herein and as may be amended from time to time as provided herein.

These Rules shall not apply to any plan or program that is not specifically listed in Exhibit 1.

2.	NonQualified Plans Committee.

(A) Designation of Committee Members.

Subject to the provisions of sections 4 and 5 hereof, the authority to control and manage the operation and administration of the Subject Plans, including the control and management of the assets accumulated to pay benefits under the Subject Plans, shall be vested jointly in a committee of three or more individuals. Such committee shall be known as the “NonQualified Plans Committee of NYSE Group, Inc. and Affiliates” (“Committee”). Each member of the Committee shall be designated by the Board of Directors of NYSE Group, Inc. (“Board”) to a one year term, and shall serve until the earliest of his death, incapacity, resignation, termination of employment, removal, or expiration of one year from the date of his appointment as a Committee member by the Board; provided, however, that such term shall continue beyond one year until the appointment by the Board of a successor to the Committee member. The term of any member of the Committee may be renewed from time to time without limitation as to the number of renewals. Any member of the Committee may resign upon not less than fourteen (14) days advance written notice to the Board (which notice shall specify the date on which such resignation shall take effect), provided that the Board may, within its sole and absolute discretion, waive all or any portion of such advance notice period. The Board also may, within its sole and absolute discretion, remove any member of the Committee at any time with or without cause. The Chairman of the Board may appoint a Committee member(s) to serve in such capacity until the next meeting of the Board following such appointment(s), where the Chairman of the Board deems such appointment(s) necessary or appropriate. The Board may at any time appoint a Committee member(s) on a temporary or interim basis (i.e., to serve for a period less than one year), where the Board deems such an appointment(s) necessary or appropriate.

(B)	(1)	Chairman.

The members of the Committee shall appoint one of its members to act as Chairman. Such Chairman shall have the power to call, and establish an agenda for, and shall preside at, meetings of the Committee. The Chairman will also be responsible for the scheduling of meetings. A meeting of the Committee may additionally be called by a request to the Chairman by any two Committee members. When such request is made, the Chairman promptly will schedule and convene such meeting. Any Committee member may include an item or items on the meeting agenda by making a request to the Chairman in advance of the distribution of such agenda that such item or items be included.

(2)	Chairman of the Meeting.

In the absence of the appointment of a Chairman (or in the absence of such Chairman from a meeting), the members of the Committee then present shall choose one of its members then present to preside over that meeting as Chairman of the meeting.

(3)	Secretary.

The Committee shall appoint a Secretary who shall maintain the records of the Committee and perform such other duties as may be allocated to him in writing by the Committee. The Secretary may, but need not, be a member of the Committee. The Secretary shall have the authority to certify the minutes and resolutions of the Committee, and all persons dealing with the Committee shall be fully protected in acting in reliance thereon.

The Secretary will be responsible for the preparation of proposed agendas for meetings. The Secretary will furnish a copy of all proposed agendas to the Chairman and obtain the Chairman’s approval of the agenda prior to distribution to the Committee members. When practicable, a copy of such agendas shall be distributed by the Secretary to each Committee member in advance of the meeting and shall serve as notice therefor.

(4)	Secretary of the Meeting.

The Chairman of the meeting may appoint a secretary of the meeting for the purpose of taking the minutes thereof. Such person may, but need not, be the Secretary of the Committee or a member of the Committee.

(C)	Reliance on Written Instruments.

To the extent permitted by applicable law, the Committee may act upon any written instrument, certificate, or paper believed to be genuine and to be signed or presented by a duly authorized person or persons, and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

(D)	Execution of Documents.

The Committee may designate any of its members to execute and deliver on its behalf documents and instruments of such types and bearing on such matters as may be specified by the Committee, and any such document or instrument may be accepted and relied upon as the act of the Committee. Any such designation shall be in writing (or in exigent circumstances, conveyed orally and set forth in a written designation as soon as practicable thereafter) and shall specify the Committee member or members so designated, the documents and instruments that said member(s) may execute and delivery and all other terms of the designation.

3.	Investment Powers of the Committee and Designation of Trustees or Custodians, Investment Managers and Insurance Carriers.

(A)	Designation of Trustee or Custodian.

The Committee shall have the power to appoint trustees, custodians or insurance carriers to hold (and, at the direction of the Committee, manage) the assets accumulated to pay benefits under any Subject Plan, subject to a written agreement between the Committee and such trustees, custodians or insurance carriers setting forth the rights, responsibilities and obligations of each party.

(B)	Investment Powers of the Committee and Designation of Investment Manager and Investment Funds.

The Committee may appoint one or more investment managers to manage (including the power to acquire and dispose of) all or a portion of the assets accumulated to pay benefits under any Subject Plan. The Committee may also designate funds maintained or established by a bank, trust company, insurance company, mutual fund or investment company to include as investment alternatives from among which participants and their beneficiaries may elect to invest their notional accounts under a Subject Plan.

(C)	Manner of Designation.

The designations and appointments authorized under this section 3 shall be upon such terms and conditions as the Committee may determine, provided that, the Committee shall not enter into any agreement under this section 3 which does not provide for the termination thereof by the Committee upon reasonably short notice under the circumstances to the other party or parties to the agreement.

(D)	Monitoring of Investment Funds.

The Committee (or its authorized representative) shall meet from time to time with any representatives of funds maintained or established by a bank, trust company, insurance company, mutual fund or investment company that have been designated as investment alternatives from among which participants and their beneficiaries may elect to invest their notional accounts under the respective Subject Plan for the purpose of reviewing the activities of the fund and monitoring its investment performance.

4.	Amendment of Plans and Compliance with Applicable Law.

The Committee shall have the power to adopt amendments to a Subject Plan that do not increase costs of the NYSE Group, Inc. and its affiliates by more than a de minimis amount and do not materially modify the liabilities, responsibilities, duties or authorities of the Committee or its members or of the Board or its members. The Committee shall have the power to recommend to the Board for its consideration any other amendment to a Subject Plan.

5.	Reports of the Committee.

The Committee shall report at least annually, to the Board or a specified committee of the Board on the performance of its responsibilities with respect to the Subject Plans (including, without limitation, reports on the overall performance of any trustee, bank, investment manager, insurance carrier or other persons to whom any of the Committee’s powers and responsibilities may have been delegated pursuant to the Rules).

6.	Power to Construe and Make Determinations.

Except as may otherwise be provided herein, the Subject Plans shall be administered and operated by the Committee (or any committee, person or entity duly authorized by the Committee). The Committee (or, where authorized, such other committee, person or entity) shall have complete authority, in its sole and absolute discretion, to construe or interpret the terms of the Subject Plans and any related documents or underlying policies (other than the Rules) and make findings of fact or law in connection with the construction, interpretation or administration of the Subject Plans. However, no member of the Committee shall participate in a determination of the Committee that directly affects his or her benefit under the Subject Plans. Such authority shall include, without limitation, the authority to decide the eligibility for and the amount of benefits due under each respective Subject Plan to participants or their beneficiaries thereunder. All such decisions and findings of fact or law shall be final and binding upon all parties affected thereby.

7.	Claims Procedure.

The Committee shall adjudicate a claim in accordance with the claims procedures of the Subject Plan; provided, however, that, in the absence of a claim procedure, the Committee shall have the power to establish a claims procedure appropriate to such Subject Plan.

8.	Amendment of Rules.

The Board shall retain the sole and exclusive authority to amend the Rules; provided, however, that the Board shall provide the members of the Committee with at least fourteen (14) days advance written notice of the effective date of any amendment which increases the liabilities, responsibilities, duties or authorities of the Committee or its members, provided that the Committee members may waive all or any portion of such advance notice period.

9.	Indemnification.

NYSE Group, Inc. shall indemnify and hold the members of the Committee harmless against liability incurred in the administration of the Subject Plans, except in the case of the gross negligence or willful misconduct of any Committee member.

Exhibit 1

Name of Plan	Status as of January 1, 2009

New York Stock Exchange, Inc. ICP Award Deferral Plan	Frozen

New York Stock Exchange, Inc. Long Term Incentive Deferral Plan	Frozen

New York Stock Exchange, Inc. Capital Accumulation Plan	Frozen

New York Stock Exchange, Inc. Supplemental Executive Retirement Plan[1]	Frozen

New York Stock Exchange, Inc. Supplemental Executive Savings Plan[2]	Active

Securities Industry Automation Corporation Supplemental Executive Retirement Plan	Frozen

Securities Industry Automation Corporation Supplemental Executive Savings Plan	Frozen

Securities Industry Automation Corporation Supplemental Incentive Plan	Frozen

American Stock Exchange LLC Supplemental Executive Retirement Plan	Frozen

American Stock Exchange Inc. Supplementary Retirement and Savings Plan	Frozen

American Stock Exchange Inc. Supplementary Retirement and Savings Plan – A	Frozen

[1]

The Securities Industry Automation Corporation Supplemental Executive Retirement Plan was merged into the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan effective April 1, 2008. The three American Stock Exchange plans listed above were merged into the New York Stock Exchange, Inc. Supplemental Executive Retirement effective January 1, 2009.

[2]	The Securities Industry Automation Corporation Supplemental Executive Savings Plan was merged into the New York Stock Exchange, Inc. Supplemental Executive Savings Plan effective January 1, 2008.